EXHIBIT 10.17
           AMENDED AND RESTATED EMPLOYMENT AGREEMENT



     THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT is made effective as of June 1, 1995, by and between Ross Stores, Inc. (the "Company") and Norman A. Ferber (the "Executive"). The Executive is presently employed by the Company as its Chairman of the Board and Chief Executive Officer pursuant to an employment contract of June 8, 1994, as amended on March 16, 1995 (the "Prior Contract"), and it is now the intention of the Company and the Executive to enter into a new employment agreement and to terminate the Prior Contract. Accordingly, the Company and the Executive hereby terminate the Prior Contract and enter into this Agreement.

     1. Term. Subject to paragraph 3, the employment of the Executive by the Company will continue as of the date hereof and end on February 3, 1997, unless extended or terminated in accordance with this Agreement. During August 1996, and during August every year thereafter for so long as the Executive is employed by the Company, upon the written request of the Executive the Board of Directors of the Company (the "Board") shall consider extending the Executive's employment with the Company. Such request must be delivered to the Chairman of the Compensation Committee no later than the July 31st which precedes the August in which the requested extension will be considered. The Board shall advise the Executive, in writing, on or before the September 1st following its consideration of the Executive's written request, whether it approves of such extension. The failure of the Board to provide such written advice shall constitute approval of the Executive's request for extension. If the Executive's request for an extension is approved, this Agreement shall be extended one additional year.

     2. Position and Duties. Subject to paragraph 3, the Executive shall continue to serve as the Chairman of the Board and Chief Executive Officer of the Company with overall responsibility for the Company's corporate policy-making and the accomplishment of its plans and objectives until February 3, 1997, all on a mutually-agreeable work schedule (which after January 31, 1995, has been reduced from the Executive's prior level of time commitment). The Executive shall report directly to the Company's Board and shall himself be a member of such Board. The Executive shall devote substantially all of his working time and efforts to the business and affairs of the Company while acting as Chief Executive Officer. During the term of his employment, the Executive may engage in outside activities provided those activities do not detract from his duties and responsibilities hereunder, and provided further that the Executive gives written notice to the Board of any significant outside business activity in which he plans to become involved, whether or not such activity is pursued for profit. The Executive may not render services to any business competitive with any existing business of the Company.

     3. Consulting Relationship. During the period (a) commencing on the earlier of (i) February 4, 1997 or (ii) the effective date that the Executive terminates his employment with the Company pursuant to subsection 8e.(iii) and (b) ending on January 31, 1998 (the "Consultancy Termination Date"), the Executive shall cease to be employed by and shall be retained as a consultant to the Company and shall be available to spend an average of between two and three days a week (at times reasonably convenient to the Executive and the Company) performing such consulting services as shall be reasonably requested by the Chief Executive Officer of the Company. The foregoing notwithstanding, if the Executive's employment with the Company is extended one additional year pursuant to paragraph 1, then the Executive's retention as a consultant shall commence on the expiration of his extended employment and the Consultancy Termination Date shall be twelve months after such retention.

     4. Place of Performance. The Executive shall be employed or retained as a consultant at the principal executive or operational offices of the Company (or, at the option of the Company while the Executive is retained as a consultant, at separate offices maintained at the expense of the Company) in the San Francisco Bay Area. The Executive's travel schedule will be substantially consistent with the Executive's present business travel obligations during his employment and will be limited to four business trips during his consultancy. Nothing herein shall preclude the Executive from rendering consulting services from his home office.

     5.   Compensation, Consulting Fees and Related Matters.

          a.   Salary and Consulting Fees.

               (i) During his employment, the Company shall pay the Executive a salary of not less than $542,000 per annum; provided, however, for the fiscal year beginning February 4, 1996, the Executive shall be paid a salary of not less than $750,000 per annum.

               (ii) Upon the commencement of his consultancy with the Company and until the Consultancy Termination Date, the Executive shall be paid a consulting fee of $62,500 per month; provided however, if the consultancy commences prior to February 4, 1996, then the consulting fee shall be $45,167 per month until such date. At the election of the Executive, such consulting services may be performed by a corporation wholly owned and controlled by the Executive (a "Controlled Corporation"), in which event all consulting fees shall be payable to the Controlled Corporation. The foregoing notwithstanding, the consulting fees payable to the Executive or a Controlled Corporation shall be increased to provide that the Executive receives the same net after tax amounts he received as an employee of the Company. In other words, the consulting fees payable to the Executive or a Controlled Corporation shall be adjusted to take into account additional employment or other tax liability, if any, that the Executive or Controlled Corporation may incur as a result of being a consultant to, rather than an employee of, the Company.

               (iii) The Executive's salary shall be payable in equal installments in accordance with the Company's normal payroll practices applicable to senior officers. Consulting fees shall be payable to the Executive as mutually agreed upon between the Executive and the Company upon the Executive's submission of appropriate invoices.

          b. Bonus. During his employment or consultancy, the Company shall continue to pay the Executive an annual bonus in accordance with the terms of the existing bonus incentive plan that covers the Executive (or any replacement or new plan of substantially equivalent or greater value that may subsequently be established and in effect at the time for such action). The preceding sentence notwithstanding, each such bonus shall be in an amount equal to the greater of (A) the bonus attributable to 1995 or (B) the bonus attributable to the year prior to the termination of the Executive's employment or consultancy or (C) the bonus that the Executive would have earned under the Company's bonus plan in the year that he was terminated had he remained in its employment or as a consultant to the Company; provided, however, that such post-termination bonuses shall not be paid until due under the Company's present bonus plan.

          c. Expenses. During his employment or consultancy, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him in performing services hereunder, including all reasonable expenses of travel and living while away from home, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.

          d.   Other Benefits.

               (i) Except as hereafter noted, during his employment and consultancy, the Executive shall be entitled to continue to participate in all of the Company's employee benefit plans and arrangements in effect on the date hereof in which the Executive now participates (including without limitation each pension and retirement plan and arrangement, supplemental pension and retirement plan, deferred compensation plan, short-term and long-term incentive plan, stock option plan, life insurance and health-and-accident plan and arrangement, medical insurance plan, physical examination program, dental care plan, accidental death and disability plan, survivor income plan, relocation plan, financial, tax and legal counseling programs, and vacation plan). The Company shall not make any changes in such plans or arrangements which would adversely affect the Executive's rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all senior executives of the Company and does not result in a proportionately greater reduction in the rights of, or benefits to, the Executive as compared with any other senior executive of the Company. The Executive shall be entitled to participate in or receive benefits under any employee benefit plan or arrangement made available by the Company in the future to its executives and key management employees, subject to, and on a basis consistent with, the terms, conditions and overall administration of such plans and arrangements. Except as otherwise specifically provided herein, nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be in lieu of the salary and consulting fee or bonus payable under subsections (a) and (b).

               (ii) If, as a result of the Company's retention of the Executive as a consultant, the Executive shall be ineligible to participate in any of the Company's employee benefit plans and arrangements in effect on the date hereof in which the Executive now participates, then the consulting fees payable to the Executive pursuant to paragraph 5(a) shall be appropriately increased to enable the Executive to procure (to the extent available) such benefits at no additional after tax cost to the Executive.

               (iii) The foregoing notwithstanding, during the period of his consultancy the Executive shall not participate in any new awards under the Company's stock option, stock purchase and restricted stock plans.

               (iv) Upon the termination of the Executive's employment with the Company (other than for death), during the remainder of his life, the Executive and all members of his immediate family shall be entitled to employee discount cards

          e. Vacations. The Executive shall be entitled to the number of vacation days in each calendar year, and to compensation in respect of earned but unused vacation days, determined in accordance with the Company's vacation plan. The Executive shall also be entitled to all paid holidays given by the Company to its executives. Unused vacation days shall not be forfeited once they have been earned and, if still unused at the time of the Executive's termination of employment with the Company, shall be promptly paid to the Executive at their then current value, based on the Executive's rate of pay at the time of his termination of employment. It is agreed between the parties that the Executive intends to spend up to ten weeks on vacation during the summer of 1997 but shall nevertheless be available to provide an average of between two and three days of consultancy to the Company (less normal vacation time) during the consultancy period.

          f. Services Furnished. As contemplated in paragraph 4, during his employment or consultancy, the Company shall furnish the Executive, at the Company's expense, with office space (comparable to his current office) and such services as are suitable to the Executive's position and adequate for the performance of his duties, including the services of his present secretary to the extent that she is able and willing to provide such services.

     6. Offices. For so long as the Executive holds the office of Chief Executive Officer of the Company and, at the option of the Executive while a consultant to the Company, the Executive agrees to serve, if elected or appointed thereto, as a director of the Company and any of its subsidiaries and in one or more executive offices of any of the Company's subsidiaries, provided that the Executive is indemnified for serving in any and all such capacities on a basis no less favorable than is currently provided by the Company's by-laws and applicable state law.

     7.   Confidential Information.

          a. The Executive agrees not to disclose, either while in the Company's employ or retained as a consultant or at any time thereafter, to any person not employed by the Company, or not engaged to render services to the Company, any confidential information obtained while in the employ of or acting as a consultant to the Company, including, without limitation, any of the Company's inventions, processes, methods of distribution or customers or trade secrets; provided, however, that this provision shall not preclude the Executive from use or disclosure of information known generally to the public or from disclosure required by law or court order.

          b. The Executive agrees that upon leaving the Company's employ or consultancy he will make himself reasonably available to answer questions from Company officers regarding his former duties and responsibilities and the knowledge he obtained in connection therewith. In addition, he will not take with him, without the prior written consent of any officer authorized to act in the matter by the Board, any study, memoranda, drawing, blueprint, specification or other document of the Company, its subsidiaries, affiliates and divisions, which is of a confidential nature relating to the Company, its subsidiaries, affiliates and divisions.

     8. Termination. The Executive's employment or consultancy may be terminated during the term of this Agreement only as follows:

          a. Death. The Executive's employment or consultancy shall terminate upon his death.

          b. Disability. If, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from his duties hereunder on a full-time basis for the entire period of six consecutive months, and within thirty days after written notice of termination is given by the Company or the Executive (which may occur before or after the end of such six-month period), the Executive shall not have returned to the performance of his duties hereunder on a full-time basis, the Executive's employment or consultancy shall terminate. A termination of employment or consultancy pursuant to this paragraph 8(b) shall be deemed an involuntary termination for purposes of this Agreement or any plan or practice of the Company.

          c. Cause. The Company may terminate the Executive's employment or consultancy for Cause. The Company shall have "Cause" to terminate the Executive's employment or consultancy upon (A) the continued failure by the Executive to substantially perform his duties hereunder (other than a failure resulting from a disability as defined in subsection (b)) after written notice is delivered by the Company that specifically identifies the manner in which the Executive has not substantially performed his duties, or (B) the engaging by the Executive in knowing, illegal or grossly negligent conduct which is materially injurious to the Company monetarily or otherwise.
          d. Without Cause. The Company may terminate the Executive's employment or consultancy at any time without cause. A termination "without cause" is a termination of the Executive's employment or consultancy by the Company for any reason other than those set forth in subsections (a)[Death], (b)[Disability] or (c)[For Cause] of this paragraph.

          e. Termination by the Executive for Good Reason. The Executive may terminate his employment [subparagraph (iii) only] or consultancy with the Company for Good Reason which shall be deemed to occur if he terminates his employment or consultancy within six months after (i) written notice of a failure by the Company to comply with any material provision of this Agreement, which failure has not been cured within ten days after such written notice of noncompliance has been given by the Executive to the Company, (ii) a significant diminishment in the nature or scope of the authority, power, function or duty attached to the position which the Executive currently maintains or maintains as a consultant without the express written consent of the Executive or (iii) upon the election by the Board of Directors of the Company of the Executive's successor as Chief Executive Officer of the Company.

          f. Termination Following Change of Control. The Executive may terminate his employment or consultancy with the Company within six months after a Change of Control, which shall be deemed to have occurred in the event of: (i) the direct or indirect sale or exchange by the stockholders of the Company of all or substantially all of the stock of the Company, in a single or series of related transactions, after which sale or exchange the stockholders of the Company immediately prior to such transaction(s) do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Company;
(ii) a merger in which the Company is a party after which merger the stockholders of the Company do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the surviving company; or (iii) the sale, exchange, or transfer of all or substantially all of the Company's assets (other than a sale, exchange, or transfer to one or more corporations where the stockholders of the Company before such sale, exchange, or transfer retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the corporation(s) to which the assets were transferred). Provided, however, that the Executive shall not be entitled to terminate his employment or consultancy under this subsection in the event that the purchaser of the Company, or any successor by merger, consolidation or otherwise, or the entity to which all or a significant portion of the Company's assets have been transferred, shall have expressly assumed in writing all duties and obligations of the Company under this Agreement.

          g. Voluntary Termination. The Executive may voluntarily terminate his employment or consultancy with the Company at any time. A termination of employment or consultancy by the Executive pursuant to paragraph 8(e)[For Good Reason] or (f)[Change of Control] shall not be deemed a voluntary termination by the Executive for purposes of this Agreement or any plan or practice of the Company but shall be deemed an involuntary termination.

          h. Non-Renewal. If the Executive fails to request an extension of this Agreement in accordance with paragraph 1, or if the Board shall fail to approve such request, the Executive's employment with the Company shall terminate on February 3, 1997, or on such earlier date as is contemplated in paragraph 3 and this Agreement shall automatically expire on the Consultancy Termination Date. If the Executive's employment is extended in accordance with paragraph 1, then the expiration of such employment and this Agreement shall be extended appropriately. Any such expiration shall not entitle the Executive to any compensation or benefits except as earned by the Executive through the date of expiration of this Agreement. The parties shall have no further obligations to each other thereafter except as set forth in paragraphs 7, 10(f) and 13.

     9.   Notice and Effective Date of Termination.

          a. Notice. Any termination of the Executive's employment or consultancy by the Company or by the Executive during the term of this Agreement (other than as a result of death or as a result of the expiration of this Agreement) shall be communicated by written notice of termination to the other party hereto. Such notice shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment or consultancy under that provision.

          b.   Date of Termination.   The date of termination shall be:

               (i) if the Executive's employment or consultancy is terminated by his death, the date of his death;

               (ii) if the Executive's employment or consultancy is terminated pursuant to paragraph 8(b)[Disability], the date of termination shall be the 31st day following delivery of the notice of termination;

               (iii) if the Executive's employment or consultancy is terminated for any other reason by either party, the date on which a notice of termination is delivered to the other party; and

               (iv) if the Agreement expires pursuant to paragraph 8(h)[Non-Renewal], the date of termination shall be the Consultancy Termination Date.

     10.  Compensation and Benefits Upon Termination.

          a. Disability, Without Cause or For Good Reason. If the Executive's employment or consultancy terminates pursuant to paragraph 8(b)[Disability], (d)[Without Cause] or (e)[For Good Reason], the
Company shall:

               (i) Salary: continue to pay the Executive his then-current salary and/or consulting fee through the Consultancy Termination Date;

               (ii) Bonus: continue to pay the Executive an annual bonus(es) through the Consultancy Termination Date; each such bonus shall be in an amount equal to the greater of (A) the bonus attributable to 1995 or (B) the bonus attributable to the year prior to his termination or (C) the bonus that the Executive would have earned under the Company's bonus plan in the year that he was terminated had he remained in its employment or as a consultant; provided, however, that such post-termination bonuses shall not be paid until due under the Company's present bonus plan;

               (iii) Stock Options: with respect to any stock options granted to the Executive by the Company, the Executive shall immediately become vested in any unvested stock options upon such termination; and

               (iv) Restricted Stock: with respect to any restricted stock granted to the Executive by the Company which has not become vested as of such termination, the Executive shall immediately become vested in a pro rata portion of such unvested stock in accordance with the terms of the applicable stock grant agreements. The foregoing notwithstanding, in the event that the

Executive's employment is terminated by the Executive pursuant to subparagraph 8(e)(iii), then any restricted stock granted to the Executive shall become fully vested as of the date of such termination.

The Company shall have no further obligations to the Executive as a result of such termination except as set forth in paragraphs 10(f) and 13.

          b. For Cause. If the Executive's employment or consultancy is terminated for cause as defined in paragraph 8(c)(A)[Failure to Perform], the Executive shall receive the post-termination compensation and benefits described in paragraph 10(a)[Compensation and Benefits Upon Disability, Termination Without Cause or For Good Reason]. If the Executive's employment is terminated for cause as defined in paragraph 8(c)(B)[Materially Injurious Conduct], he shall only receive the post-termination compensation and benefits described in paragraph 10(d)[Compensation and Benefits Upon Voluntary Termination].

          c. Change of Control. Upon a Change of Control (whether or not the Executive's employment terminates), the Executive shall immediately become vested in any shares of restricted stock granted to the Executive by the Company which had not vested prior to the Change of Control in accordance with the terms of the applicable stock grant agreements. In addition, if the Executive's employment or consultancy terminates pursuant to paragraph 8(f)[Change of Control], the Company shall:

               (i) Salary/Consulting Fee: continue to pay the Executive (or his designee or estate) his then-current salary and/or consulting fee through the Consultancy Termination Date;

               (ii) Bonus: continue to pay the Executive (or his designee or estate) his annual bonus(es) through the Consultancy Termination Date; each such bonus shall be in an amount equal to the greater of (A) the bonus attributable to 1995 or (B) the bonus attributable to the year prior to his termination or (C) the bonus that the Executive would have earned under the Company's bonus plan in the year that he was terminated had he remained in its employment or as a consultant; provided, however, that such post-termination bonuses shall not be paid until due under the Company's present bonus plan; and

               (iii) Stock Options: with respect to any stock options granted to the Executive by the Company, the Executive shall immediately become vested in any unvested stock options upon such termination.

The Company shall reimburse the Executive for (a) any excise taxes paid by the Executive pursuant to Internal Revenue Code section 4999 as a result of any "excess parachute payments" that he receives from the Company as determined under section 280G of said Code and (b) any similar California state taxes paid by the Executive. This reimbursement shall not include any additional amount to cover the Executive's income or other taxes on such reimbursement. The Company shall have no further obligations to the Executive as a result of such termination, except as set forth in paragraphs 10(f) and 13.

          d. Death or Voluntary Termination. If the Executive's employment or consultancy terminates pursuant to paragraph 8(a)[Death] or 8(g)[Voluntary Termination], he (or his designee or his estate) shall be paid his salary or consulting fee through his termination date and not thereafter. He (or his designee or his estate) shall not be entitled to any bonus payments that were not fully earned prior to his termination date, and he (or his designee or his estate) shall not be entitled to any pro-rated bonus payment for the year in which his employment or consultancy terminates. Any stock options granted to the Executive by the Company will continue to vest only through the date on which his employment terminates [provided, however, that if the Executive's employment terminates as a result of his voluntary termination (but not as a result of his death) within six months after a Change of Control, the Executive shall immediately become fully-vested in any unvested stock options previously granted to him by the Company] and any restricted stock that was granted to the Executive by the Company which is unvested as of the date on which his employment terminates will automatically be reacquired by the Company and the Executive (or his designee or his estate) shall have no further rights with respect to such restricted stock. The Company shall have no further obligations to the Executive as a result of the termination of his employment or consultancy pursuant to paragraph 8(a)[Death] or 8(g)[Voluntary Termination], except as set forth in paragraphs 10(f) and 13.

          e. Non-Renewal. If the Agreement expires as set forth in paragraph 8(h)[Non-Renewal], the Company shall have no further obligations to the Executive except as set forth in paragraphs 10(f) and 13.

          f. Continued Benefits Upon Any Termination. In the event that the parties' employment relationship terminates for any of the reasons set forth in paragraph 8 (death, disability, for cause, without cause, for good reason, change of control, voluntary termination or non-renewal) the Company shall continue the Executive's (and/or his eligible dependents) Health Care and Executive Health Care coverage under the Company's benefit program at no cost to the Executive for a five year period, and after such five year period, the Executive (and/or his eligible dependents) will then be entitled to elect continued group Health Care and Executive Health Care coverage at their own expense until August 25, 2013, when the Executive will be eligible for Medicare coverage. If for any reason the Executive (or his dependents) shall not be eligible to participate in such group Health Care and Executive Health Care coverage, the Company shall secure a policy providing equivalent health care coverage for their benefit, and any cost payable by the Executive (or his dependents) under this section shall not exceed the cost that would have been payable by the Executive (or his dependents) if eligible to participate.

     11.  Exercise of Stock Options Following Termination.   If the
Executive's employment terminates pursuant to paragraph 8(a)[Death] or
(b)[Disability], he (or his estate) may exercise his right to purchase any vested stock under the stock options granted to him by the Company for up to one year following the date of his termination, but not later than the termination date of such options. In all other instances, he may exercise that right for up to three months following the date of his termination, but not later than the termination date of such options. All such purchases must be made by the Executive in accordance with the applicable stock option plans and agreements between the parties.

     12.  Successors; Binding Agreement.     This Agreement and all
rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to him hereunder all such amounts shall be paid in accordance with the terms of this Agreement to the Executive's written designee or, if there be no such designee, to the Executive's estate.

     13. Insurance and Indemnity. The Company shall, to the extent permitted by law, include the Executive during the term of this Agreement under any directors and officers liability insurance policy maintained for its directors and officers, with coverage at least as favorable to the Executive in amount and each other material respect as the coverage of other directors and officers covered thereby. This obligation to provide insurance and indemnify the Executive shall survive expiration or termination of this Agreement with respect to proceedings or threatened proceedings based on acts or omissions of the Executive occurring during the Executive's employment with the Company or with any affiliated company. Such obligations shall be binding upon the Company's successors and assigns and shall inure to the benefit of the Executive's heirs and personal representatives.

     14. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:

     If to the Executive:          Norman A. Ferber
                                   c/o Ross Stores, Inc.
                                   8333 Central Avenue
                                   Newark, CA 94560-3433

     If to the Company:            Ross Stores, Inc.
                                   8333 Central Avenue
                                   Newark, CA 94560-3433
                                   Attention:  Corporate Secretary

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

     15. Modification or Waiver; Entire Agreement. No provision of this Agreement may be modified or waived except in a document signed by the Executive and the chairman of the Compensation Committee of the Board or such other person as may be designated by the Board. This Agreement, along with any stock option or restricted stock agreements between the parties, constitute the entire agreement between the parties regarding their employment relationship, and any other agreements, including the Initial Contract, are terminated and of no further force or legal effect. To the extent that this Agreement is in any way inconsistent with any prior restricted stock or stock option agreements between the parties, this Agreement shall control. Provided, however, that nothing in this

Agreement is intended to or shall modify in any way the Stock Grant Agreement of March 16, 1992 between the parties, which shall remain in full force and effect. No agreements or representations, oral or otherwise, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

     16. Governing Law; Severability. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

     17. No Mitigation. The Executive shall have no duty to seek other employment or consulting clients in order to mitigate payments that the Company may be required to make to him or for his benefit hereunder in the event of the termination of his employment or consultancy.
Provided, however, that if the Executive obtains other employment or other consulting clients during any period in which he is entitled to receive continued salary, consulting fees or bonus payments under paragraph 10, any salary, consulting fees or bonus payments earned by the Executive during such period shall reduce the Company's obligation to pay continued salary, consulting fees and/or bonus payments under paragraph 10 by the amount of the salary, consulting fees and/or bonus payments so earned by the Executive.

     18. Withholding. All payments required to be made by the Company hereunder to the Executive or his estate or beneficiaries shall be subject to the withholding of such amounts as the Company may reasonably determine it should withhold pursuant to any applicable law. To the extent permitted, the Executive may provide all or any part of any necessary withholding by contributing Company stock with value, determined on the date such withholding is due, equal to the number of shares contributed multiplied by the closing NASDAQ price on the date preceding the date the withholding is determined.

     19.  Arbitration.   In the event of any dispute or claim relating
to or arising out of the parties' employment or consulting relationship or this Agreement (including, but not limited to, any claims of breach of contract, wrongful termination or age, race, sex, disability or other discrimination), all such disputes shall be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association in Alameda County, California; provided, however, that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company's trade secrets or proprietary information.

     20. Attorneys' Fees. Each party shall bear its own attorneys' fees and costs incurred in any action or dispute arising out of this Agreement. The Company, however, shall pay the Executive's reasonable attorney's fees incurred in the negotiation of this Agreement but not in excess of $2,500.

     21. Miscellaneous. No right or interest to, or in, any payments shall be assignable by the Executive; provided, however, that this provision shall not preclude Executive from designating in writing one or more beneficiaries to receive any amount that may be payable after Executive's death and shall not preclude the legal representative of Executive's estate from assigning any right hereunder to the person or persons entitled thereto. This Agreement shall be binding upon and shall inure to the benefit of the Executive, his heirs and legal representatives and the Company and its successors.

     IN WITNESS WHEREOF, the parties have executed this Amended and Restated Employment Agreement effective as of the date and year first above written.


ROSS STORES, INC.


By:  /s/G. Orban                                       /s/Norman A. Ferber
Title:    Chairman, Compensation Committee             EXECUTIVE